Exhibit 99.1
For Immediate Release
Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349
Waters Corporation’s Reports 13% Second Quarter 2008 Sales Growth
Milford, Massachusetts, July 22, 2008 — Waters Corporation (NYSE/WAT) reported today second quarter 2008 sales of $399 million, an increase of 13% over sales of $353 million in the second quarter of 2007. Foreign currency translation contributed 6% to this reported sales growth rate. On a GAAP basis, earnings per diluted share (E.P.S.) for the first quarter were $0.82, compared to $0.59 for the second quarter in 2007. On a non-GAAP basis, excluding purchased intangibles amortization in both periods and a cumulative adjustment relating to capitalized software amortization and related tax expenses (as noted in the attached reconciliation), E.P.S. grew 27% to $0.76 in the second quarter of 2008 from $0.60 in the second quarter of 2007.
Through the first six months of 2008, sales for the Company were $770 million, a 13% increase over sales in the first six months of 2007 of $683 million. Foreign currency translation contributed 6% to this reported sales growth rate. E.P.S. for the first six months of 2008 were $1.49 compared to $1.13 for the comparable period in 2007. On a non-GAAP basis and including the adjustments on the attached reconciliation, E.P.S. grew 25% in the first six months of 2008 to $1.45 from $1.16 in 2007.
Commenting on the quarter, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “Though the first half of 2008 presented Waters with a challenging economic environment, solid sales of our technologically advanced systems solutions, as well as our recurring revenues, resulted in strong earnings growth and superior cash generation.”
As communicated in a prior press release, Waters Corporation will webcast its second quarter 2008 financial results conference call this morning, July 22, 2008 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.com, choose “Investor” and click on the Live Webcast. A replay of the call will be available through July 29, 2008, similarly by webcast and also by phone at 402-998-1458.
About Waters Corporation:
Waters Corporation creates business advantage for laboratory-dependent organizations by delivering practical and sustainable innovation to enable significant advancements in such areas as healthcare delivery, environmental management, food safety, and water quality worldwide.

Pioneering a connected portfolio of separations science, laboratory information management, mass spectrometry and thermal analysis, Waters technology breakthroughs and laboratory solutions provide an enduring platform for customer success.
With revenue of $1.47 billion in 2007 and 5,000 employees, Waters is driving scientific discovery and operational excellence for customers worldwide.
CAUTIONARY STATEMENT
This release may contain “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, and similar expressions are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, the impact of changes in accounting principles or tax rates, the ability to successfully integrate acquired businesses, fluctuations in capital expenditures by the Company’s customers, in particular large pharmaceutical companies, regulatory and/or administrative obstacles to the timely completion of purchase order documentation, introduction of competing products by other companies, such as improved research-grade mass spectrometers, and/or higher speed and/or more sensitive liquid chromatographs, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products, other changes in the demands of the Company’s healthcare and pharmaceutical company customers, changes in distribution of the Company’s products, risks associated with lawsuits and other legal actions particularly involving claims for infringement of patents and other intellectual property rights, and foreign exchange rate fluctuations affecting translation of the Company’s future non-U.S. operating results. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2007 and quarterly report on Form 10-Q for the period ended March 29, 2008 as filed with the Securities and Exchange Commission (the “SEC”), which “Risk Factors” discussion is incorporated by reference in this release. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release report and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	June 28, 2008	December 31, 2007
Cash, cash equivalents and short-term investments	830,681	693,014
Accounts receivable	304,790	317,792
Inventories	206,873	175,888
Other current assets	47,957	50,368
Total current assets	1,390,301	1,237,062

Property, plant and equipment, net	165,929	160,856
Other assets	508,128	483,137
Total assets	2,064,358	1,881,055

Notes payable and debt	334,020	384,176
Accounts payable and accrued expenses	286,849	274,258
Total current liabilities	620,869	658,434

Long-term debt	650,000	500,000
Other long-term liabilities	142,872	136,545
Total liabilities	1,413,741	1,294,979

Total equity	650,617	586,076
Total liabilities and equity	2,064,358	1,881,055

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales	398,771	352,630	770,483	683,407
Cost of sales (1)	175,232	152,219	330,683	295,451

Gross profit	223,539	200,411	439,800	387,956

Selling and administrative expenses	111,935	102,223	217,772	196,130
Research and development expenses	22,228	19,115	42,014	37,837
Purchased intangibles amortization	2,352	2,133	4,624	4,258

Operating income	87,024	76,940	175,390	149,731

Interest expense, net	(4,855)	(6,396)	(9,099)	(13,231)

Income from operations before income taxes	82,169	70,544	166,291	136,500

Provision for income taxes (1)	(979)	10,635	14,668	20,654

Net income	83,148	59,909	151,623	115,846

Net income per basic common share	$0.83	$0.60	$1.52	$1.15

Weighted-average number of basic common shares	99,586	100,327	99,981	100,880

Net income per diluted common share	$0.82	$0.59	$1.49	$1.13

Weighted-average number of diluted common shares and equivalents	101,035	102,130	101,531	102,702

(1)	During the second quarter of 2008, the Company identified errors originating in periods prior to the quarter ended June 28, 2008. The errors primarily relate to (i) an overstatement of the Company’s income tax expense of $16.3 million as a result of errors in recording its income tax provision in prior periods and (ii) an understatement of amortization expense of $8.7 million for certain capitalized software. The Company incorrectly calculated its provision for income taxes by tax-effecting a deferred tax liability utilizing a U.S. tax rate of 35% instead of an Irish tax rate of 10%. In addition, the Company incorrectly accounted for Irish-based capitalized software and the related amortization expense as a U.S. Dollar-denominated asset instead of Euro-denominated asset resulting in an understatement of amortization expense and cumulative translation adjustment.
The Company identified and corrected the errors in the second quarter of 2008, which had the effect of increasing cost of sales by $8.7 million; reducing gross profit and income from operations before income tax by $8.7 million; reducing the provision for income taxes by $16.3 million and increasing net income by $7.6 million. The Company does not believe that the prior period errors, individually or in the aggregate, are material to any previously issued annual or quarterly financial statements. In addition, the Company does not believe that the adjustments described above to correct the cumulative effect of the errors in the second quarter of 2008 are material to either the second quarter of 2008 or to the estimate of the full year results for 2008. As a result, the Company has not restated its previously issued annual financial statements or interim financial data.

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Reconciliation of net income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Net income per diluted share	$0.82	$0.59	$1.49	$1.13

Adjustment for purchased intangibles amortization, net of tax	1,675	1,648	3,278	3,286
Net income per diluted share effect	0.02	0.02	0.03	0.03

Adjustment for out-of-period errors as described above, net of tax	(7,612)	—	(7,612)	—
Net income per diluted share effect	(0.08)	—	(0.07)	—

Adjusted net income per diluted share	$0.76	$0.60	$1.45	$1.16

The adjusted net income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions. Management has excluded the purchased intangibles amortization and the adjustment for out-of-period errors and the related tax effects from its non-GAAP adjusted amounts since management believes that these items are not directly related to ongoing operations, thereby providing investors with information that helps to compare ongoing operating performance.